Exhibit 10.12

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Execution Copy

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into as of July 8, 2013 (“Effective Date”), by and between Overland Storage, Inc., a California corporation, located at 9112 Spectrum Center Boulevard, San Diego, CA 92123 (“Overland”) and Sphere 3D Corporation, a company established under the laws of the Province of Ontario, Canada with a principal place of business at 240 Matheson Blvd. East, Mississauga, Ontario L4Z 1X1 (“S3D”). Overland and S3D may be referred to from time to time herein, individually, as a “Party” and, collectively, as the “Parties.”

BACKGROUND

A.	S3D owns or licenses certain proprietary technology with respect to device emulation and software virtualization.

B.	Overland desires to license this technology to enable Overland to design, develop, manufacture, assemble, test, market, sell, license, distribute and support products and solutions for sale to Overland’s customers in the Overland Field (as defined below).

C.	S3D is willing to grant, and Overland is willing to accept, a license under S3D’s intellectual property rights to use S3D’s technology in connection with the design, development, manufacture, assembly, testing, marketing, sale, license, distribution and support of such products and solutions for sale to Overland’s customers in a limited field of use.

AGREEMENT

Now, therefore, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS. Capitalized terms used in this Agreement will have the following meanings.

1.1 “Affiliates” means any individual, corporation, partnership, or business entity that controls, is controlled by, or is under common control by a Party to this Agreement. The term “control” as used in this definition includes direct or indirect ownership of at least fifty-percent (50%) of the voting or equity shares or interest of a corporation or at least fifty-percent (50%) of the beneficial ownership of any other entity. For purposes of this Agreement, Overland will not be considered an Affiliate of S3D, and S3D will not be considered an Affiliate of Overland.

1.2 “Control” or “Controlled” means, with respect to any Technology or Intellectual Property Rights, that S3D or its Affiliates (a) owns or (b) has a license or other sufficient right to such Technology or Intellectual Property Rights and, in each case, has the ability to grant to Overland access, a license or sublicense (as applicable) to the foregoing on terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement with any third party.

1.3 “Documentation” means all documentation provided by S3D to Overland under this Agreement relating to the Licensed Product, including, but not limited to, product briefs, data sheets, schematics, register manuals, errata, verification plans and reports, test reports, simulation reports, application notes and package diagrams.

1.4 “Intellectual Property Rights” means all worldwide rights, relating to device emulation, software virtualization, storage applications, replication, encryption and security, in and to all (a) patents and patent applications, including, but not limited to all provisional, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, extensions, re-certifications, and inventions (whether patentable or not), (b) industrial designs and utility models, (c) copyrights (whether registered or unregistered), works of authorship and mask works, (d) trade secrets, (e) Technology, and (f) any similar or equivalent rights in any of the foregoing.

1.5 “Licensed IPR” means all Intellectual Property Rights Controlled by S3D or its Affiliates at any time during the Term, including the Licensed Patents.

1.6 “Licensed Patents” means the patents and patent applications that are part of the Licensed IPR, including the patents and patent applications listed on Exhibit A and any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications or divisions thereof, and any and all foreign counterparts to any of the foregoing.

1.7 “Licensed Products” means any product, solution or service designed, developed, manufactured, marketed, sold, licensed, distributed or supported by or on behalf of Overland or its Affiliates which, but for the licenses granted under this Agreement, would infringe or violate any of the Licensed IPR.

1.8 “Licensed Technology” means all Technology Controlled by S3D or its Affiliates at any time during the Term that is necessary for enabling the design, build, manufacture, assembly, operation, testing, support and use of the Licensed Products, including all improvements, enhancements, modifications or updates made by or for S3D to the foregoing, including any of the foregoing listed or described in Exhibit B attached hereto. For avoidance of doubt, “Licensed Technology” shall not include any of S3D’s rights in or to any Trademarks.

1.9 “OEM” means a company that acquires a product or component and reuses or incorporates it into a new product with its own brand name.

1.10 “Overland Customers” means any distributors, resellers, contract manufacturers, OEMs or end-user customers to which Overland sells Licensed Products.

1.11 “Overland Field” means the enterprise/business market (i.e., selling, licensing or distributing products, solutions or services to companies, corporations, institutions, firms, public and private education organizations, non-profit organizations, government agencies and individuals conducting business as sole proprietors, through one or more levels of distribution).

1.12 “Permitted Sublicensees” means any Overland contract manufacturers, distributors, resellers, or OEMs, or end-user customers, which has entered into a licensing agreement for the Licensed Products, which contain confidentiality and non-use restrictions consistent with than those set forth in this Section 9.

1.13 “Product Collateral” means the works of authorship and other materials generated or created by Overland derived from, relating to or based upon the Documentation.

1.14 “Technology” means all know-how, ideas, designs, developments, discoveries, inventions, information, data, databases, technology, software code (in object code format only), systems, techniques, formulas, methods, processes, specifications, prototypes, package design, load boards, probe cards, masks and test vectors, including all physical embodiments of the foregoing.

1.15 “Trademarks” means all trademarks, service marks, trade dress, brand names, product names or other source identifiers, and the goodwill therein.

2.	LICENSE GRANT

2.1 License. Subject to the terms and conditions of this Agreement, S3D, on behalf of itself and its Affiliates, hereby grants to Overland and its Affiliates, during the Term, a worldwide, non-exclusive (except as set forth in Section 2.2) license under all of the Licensed IPR, solely in the Overland Field to:

(a) use and reproduce the Licensed Technology as necessary for Overland to design, build, manufacture, have manufactured, assemble, operate, test, support, market, promote and otherwise use the Licensed Products, including, but not limited to creating Product Collateral; and

(b) make, have made, use, import, sell, offer for sale and otherwise distribute (through multiple channels of distribution) Licensed Products worldwide.

2.2 Limited Exclusivity. In exchange for the payment of the consideration set forth below, which shall be due and payable immediately upon execution of this Agreement, in the form of (a) Two Hundred Fifty Thousand Dollars ($250,000) in cash and (b) subject to regulatory approval (which S3D shall use best efforts to obtain), shares of Common Stock of Overland having a value, based on the closing price of the Common Stock two (2) days prior to the Effective Date, equal to Two Hundred Fifty Thousand Dollars ($250,000), the license rights granted to Overland, in the Overland Field, by S3D shall be on an exclusive basis (even as to S3D and its Affiliates) for the entire Exclusivity Period. As used herein, “Exclusivity Period” means the period of time starting on the Effective Date and continuing until the date that is six (6) months after the first shipment of Licensed Product by Overland under this Agreement; provided, however, regardless of the date of first shipment, the Exclusivity Period shall not extend beyond January 1, 2015, except that in the event that the first shipment of Licensed Product is delayed beyond June 1, 2014 as a direct result of the action or inaction of S3D, then the Parties agree to negotiate in good faith a commensurate extension of the January 1, 2015 date.

2.3 Sublicense Rights. Overland will have the right to sublicense any or all of its rights granted to Overland under this Section 2 to its Affiliates or a third party (each being a “Permitted Sublicensee”); provided, however, that (a) such Permitted Sublicensee agrees in writing to be bound by terms and conditions at least as restrictive as the applicable terms and conditions in in this Agreement, and (b) if Overland wishes to grant any such sublicense to an OEM, Overland agrees to first notify S3D of the identity of such OEM and receive S3D’s written approval with respect to such OEM (such approval not to be unreasonably withheld, delayed or conditioned). For licenses to end-user customers, the Parties will, before the first shipment of any Licensed Product to such customers under this Agreement, confer and agree upon the form and substance of the end-user license agreement that will apply to such customers.

2.4 Covenant Not to Sue. Subject to the terms and conditions of this Agreement and in particular, Section 10.2(b), S3D, on behalf of itself and its Affiliates, hereby covenants not to assert, whether at law or equity, any patent claim of the Licensed Patents against Overland Customers for the Overland Customer’s use of any Licensed Products or any process or method employed in the manufacture, testing, distribution or use thereof.

2.5 Reservation of Rights. Except for those licenses and rights expressly granted in this Agreement, no license or right is granted to Overland by S3D by implication, estoppel or otherwise under any of S3D’s Intellectual Property Rights. Without limiting the foregoing, S3D retains the rights to the Licensed IPR and may, at its sole discretion, determine how to exploit the rights, including without limitation, granting licenses to other entities (subject to the limited exclusivity granted by S3D to Overland in accordance with Section 2.2. hereof).

2.6 No Liens. During the Term, S3D shall not grant any liens or security interests on the Licensed Technology without first notifying the security holder of Overland’s rights and privileges under this Agreement. The Parties agree in advance that disclosure of the existence or contents of this Agreement to a potential security interest or lien holder of S3D shall not constitute a violation of the confidentiality obligations of Section 9.

2.7 New Licenses to Intellectual Property. In the event that, during the Term, S3D obtains any rights or interests in or to any Intellectual Property Rights of a third party in accordance with an agreement with such third party, S3D shall use commercially reasonable efforts to ensure that S3D receives rights to such Intellectual Property Rights in the Overland Field and otherwise receives rights that are sufficient to allow S3D to sublicense such rights to Overland for use solely in the Overland Field as contemplated by the terms hereof.

2.8 No Inconsistent Use or Grant of Rights. During the Exclusivity Period, S3D agrees not to, and shall cause its Affiliates not to, practice the Licensed Technology in the Overland Field; provided that the foregoing is not intended to apply to the Virtual Desktop Infrastructure (VDI) products that are sold by Overland to S3D under that certain Supply Agreement by and between the Parties having the same date as hereof. Additionally, S3D agrees not to, and shall cause its Affiliates not to, grant any third party any rights inconsistent with the rights and licenses granted to Overland and its Affiliates under this Agreement. Similarly,

Overland agrees not to, and shall cause its Affiliates not to, use the Licensed IPR outside the scope of, or inconsistent with the rights and licenses granted to Overland in this Agreement.

2.9 No Reverse Engineering. Overland shall not in any way disassemble, decompile, reverse engineer, derive or attempt any of the foregoing in relation to the source code, source code files or structure of all or any portion of the Licensed Technology (whether by itself or incorporated into any Licensed Product), nor shall Overland knowingly permit any of the foregoing by a third party.

3.	DELIVERY OF LICENSED TECHNOLOGY AND SUPPORT

3.1 Delivery of Licensed Technology. No later than five (5) days after the Effective Date, S3D will deliver to Overland the Licensed Technology (including, without limitation, tangible embodiments or electronic versions thereof) that is reasonably necessary for Overland to exercise its rights under this Agreement. If S3D develops or creates any material modifications, enhancements or improvements to the Licensed Technology, S3D will promptly inform Overland in writing of any such modifications, enhancements or improvements and will deliver same to Overland within five (5) days of such notice to Overland. For clarity, except as set forth in Section 15, the delivery of the Licensed Technology hereunder shall include computer code in object format only that is part of the Licensed Technology at the time of delivery.

3.2 Support. S3D will provide Overland the following support services in connection with the license of the Licensed Technology:

(a) Implementation Services. S3D will provide Overland reasonable implementation services at no additional cost for sixty (60) days after delivery of the Licensed Technology. The services will include, but are not limited to, technical support with respect to (i) the Licensed Technology, (ii) the design, build, manufacture, assembly, operation, testing or distribution of the Licensed Products and (iii) feedback relating to the generation or creation of software and Product Collateral by Overland (“Support Services”). At Overland’s reasonable request and at Overland’s sole cost, S3D will also provide on-site personnel to provide Support Services. Overland will reimburse S3D for such Support Services at S3D’s standard billing rates plus any reasonable out-of-pocket expenses for travel, lodging and meals to the extent directly incurred by S3D in connection with providing Support Services, provided that S3D has obtained prior written approval from Overland regarding such expenses.

(b) Ongoing Support. During the Term, S3D will provide to Overland Support Services to the extent such support is reasonably required from S3D’s technology or software development team to address critical issues with respect to either use of the Licensed Technology or the design, development, build, manufacture, assembly, operation, testing or distribution of the Licensed Products. Such ongoing Support Services shall be at Overland’s sole cost at S3D’s standard billing rates.

3.3 Customer Support. As between the Parties, Overland will be solely responsible for providing Level 1 and Level 2 support to Overland Customers with respect to the Licensed Products. At Overland’s sole cost based upon S3D standard billing rates, S3D shall provide, through Overland, Level 3 support to Overland Customers; however, all contact between S3D and

Overland Customers shall be through Overland. Without any charge, Level 4 support shall be provided by S3D to Overland, and to the extent reasonably necessary, Overland Customers through Overland. Prior to any provision of the Licensed Products to any Overland Customers, the Parties will confer and agree upon specific terms with respect to each Party’s support obligations to Overland Customers, including definitions for Levels 1 through 4 support.

4.	BRANDING

4.1 Branding of Licensed Products. As between the Parties, during the Term, Overland shall be responsible for all marketing costs for sales and distributions of the Licensed Products to Overland Customers. Overland may, but will not be obligated to, brand all Licensed Products distributed to Overland Customers using Overland’s Trademarks.

4.2 Copyrights and Trademarks. Subject to the terms and conditions hereof, Overland and its Permitted Sublicensees will have a non-exclusive, nontransferable right during the Term to use S3D’s Trademarks associated with the Licensed Technology for the purpose of promoting, marketing and/or distributing the Licensed Products.

4.3 Validity and Enforceability of the S3D Marks. Overland will not (and not allow others to) use, register, assert any claim or interest, or take other action which may adversely affect the validity or enforceability of any of the S3D Trademarks or other source identifiers used anywhere in the world by S3D, except to the extent authorized in writing by S3D in advance. Overland agrees not to (and not allow others to) remove, alter, cover over or deface S3D’s notices which appear in, or in connection with, the Licensed Technology.

5.	ROYALTIES AND PAYMENTS

5.1 Royalty. For Licensed Products sold, licensed or otherwise transferred, conveyed or disposed of during the Term, Overland will pay S3D the royalty (“Royalty”) specified in Exhibit C attached hereto in accordance with the payment terms set forth therein.

5.2 General Payment Terms. All amounts are stated and payable in U.S. dollars.

6.	RECORDS AND AUDITS

6.1 Records. Overland will maintain complete and accurate records, during the Term and for a period of two (2) years thereafter, as are necessary to calculate Gross Margin (as referred to in Exhibit C).

6.2 Audit Rights. During the Term and for two (2) years thereafter, S3D, or an accounting firm designated by S3D and as reasonably acceptable to Overland, will have the right to audit Overland’s financial records, no more than once in any calendar year (except where there is a material discrepancy), for the sole purpose of confirming the compliance by Overland with its payment obligations under this Agreement (including without limitation, Exhibit C hereto), subject to the confidentiality obligations set forth in Section 9 below. Such audits will take place during regular business hours and after at least thirty (30) days’ advance written notice has been provided by S3D to Overland. S3D will bear the cost of any audit unless a material discrepancy is discovered, in which case Overland will pay the cost of the audit plus the amount of the discrepancy owed to S3D and interest thereto in the amount of one percent (1%) per month, or the maximum rate allowed by law. For purposes of this paragraph, a “material discrepancy” means an aggregate underpayment of five percent (5%) or more by Overland to S3D.

7.	TERM AND TERMINATION

7.1 Term. This Agreement will commence upon the Effective Date and will remain in force until it is terminated as expressly provided in this Agreement. The term of this Agreement shall be from the Effective Date, unless terminated as set forth in Section 7.2, and continue for a period of ten (10) years thereafter (the “Initial Term”). Thereafter, unless terminated by S3D or Overland pursuant to Section 7.2, this Agreement shall automatically renew for successive twelve (12) month periods unless either Party provides written notice to the other Party of its intent not to renew at least thirty (30) days before the end of the then-current term (each, a “Renewal Term”, which together with the Initial Term shall be referred to herein as the “Term”).

7.2 Termination. Either Party may terminate this Agreement:

(a) in the event the other Party fails to comply with any of the material provisions of this Agreement or fails to fulfill any of its material obligations under this Agreement (“Default”) and such Default is not cured within ninety (90) days of receipt of written notice of such Default from the non-defaulting Party; or

(b) effective immediately upon notice, in the event of the voluntary or involuntary dissolution, liquidation, assignment for the benefit of creditors by, or commencement of any proceeding under any bankruptcy or insolvency laws (or similar laws) against, the other Party to declare such other Party bankrupt or insolvent (or any similar status under applicable law), unless such proceeding is terminated or withdrawn within thirty (30) days.

7.3 Termination for Change of Control or Change of Management. S3D may terminate this Agreement for any Change of Control of Overland or any Change of Management of Overland upon thirty (30) days’ notice; provided, however, that such termination right shall only be exercisable by S3D within ninety (90) days after S3D receives written notice of the date of such Change of Control of Change of Management. For the purposes of this Agreement,

“Change of Control” shall mean:

(a) the sale of all or substantially all of the assets of Overland to any person or entity; or

(b) the acquisition of Overland by any person or entity (or group of affiliated persons or entities) that results in the ownership of more than fifty percent (50%) of the total outstanding shares or voting power of Overland; provided, however, that a corporate restructuring or reorganization of Overland which does not result directly or indirectly in any material increase in ownership of Overland by an un-affiliated third party shall not be deemed a Change of Control.

“Change of Management” shall mean:

(a) a reconstitution of the board of directors of Overland, after which a majority of the board of directors is comprised of Persons who (1) were not members of the board of directors before the reconstitution and (2) were not nominated for election to the board of directors by a majority of the members of the board of directors who were members of such board of directors before the reconstitution; or

(b) a reconstitution of the executive officers of Overland after which the CEO and a majority of the other executive officers of Overland are Persons who, before the reconstitution, were not executive officers of Overland.

7.4 Effect of Termination. Upon termination or expiration of this Agreement, all rights and licenses granted by S3D to Overland under Section 2 and Section 4 will terminate, Overland will cease all use of the Licensed Technology and the design, manufacture, assembly, testing and distribution of the Licensed Product, and the Escrow Agreement identified in Section 15.4 shall terminate and all copies of the source code held by the escrow agent will be returned to S3D and only to S3D. Notwithstanding the foregoing, Overland will have the right to (a) complete the build, manufacture, assembly or testing of any Licensed Products in production as of the date of termination and (b) sell, offer for sale or otherwise dispose of the foregoing Licensed Products or all other Licensed Products held in inventory by Overland or any of its distribution channels until such inventory has been sold or otherwise disposed of. All payment, delivery and confidentiality obligations arising prior to termination and during the period that Overland completes items (a) and (b) above shall remain in force.

7.5 Surviving Provisions. The provisions under Sections 1, 5, 6, 7.4, 7.5, 8, 9, and 12-16 (inclusive) will survive any termination or expiration of this Agreement.

8.	INTELLECTUAL PROPERTY OWNERSHIP

8.1 Licensed Technology. As between S3D and Overland, S3D will retain sole and exclusive ownership of the Licensed Technology, including all Intellectual Property Rights therein.

8.2 Modifications and Derivative Works. Subject to Overland’s rights under this Agreement, S3D shall retain and own all modifications, enhancements, improvements and derivative works of the Licensed Technology developed by or for S3D or Overland after the Effective Date, including all Intellectual Property Rights therein. Nothing in this Agreement grants or will be construed to grant any license to S3D under any of Overland’s Intellectual Property Rights, by implication, estoppel or otherwise.

9.	CONFIDENTIALITY

9.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means this Agreement and all the provisions hereof, along with any and all information furnished to one Party (“Receiving Party”) by the other Party (“Disclosing Party”), that, by the circumstances of its disclosure would reasonably be deemed confidential, including, but not limited to the Licensed Technology and Licensed IPR (to the extent not in the public realm), all business, technical, financial and pricing information, and all other information and materials, tangible or intangible, that is owned, used, obtained or maintained by the Disclosing Party which provides such Disclosing Party an advantage over competitors who do not know or use it and derives to such Disclosing Party economic value (actual or potential) from not being generally known to the public or to other entities who can obtain economic or other value from its disclosure and use.

9.2 Exceptions to Confidential Information. Confidential Information will not include information that the Receiving Party can reasonably demonstrate: (a) was rightfully known by it or its Affiliates prior to the date it was disclosed by the Disclosing Party; (b) is lawfully disclosed to the Receiving Party or its Affiliates by a third party rightfully in possession of such information without breach of any obligation of confidentiality owing to Disclosing Party; (c) becomes generally known to the public through no act or omission on the part of the Receiving Party or its Affiliates, or (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates.

9.3 Restrictions on Use and Disclosure. Each Party agrees, as a Receiving Party, that it will (a) not use, or authorize the use of, Confidential Information of the Disclosing Party for any purposes other than for the purpose of complying with its obligations or exercising its rights under this Agreement and (b) hold such Confidential Information in strict confidence and protect such Confidential Information with the same degree of care (but no less than a reasonable degree of care) normally used to protect its own similar Confidential Information. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party: (i) to the Receiving Party’s directors, officers, employees, Affiliates, Permitted Sublicensees, or agents to the extent reasonably necessary to carry out its obligations or exercise its rights under this Agreement, provided that such directors, officers, employees, Affiliates, Permitted Sublicensees, or agents have been advised of the confidential nature of such information and have agreed in writing to maintain such information as confidential to the same extent required by this Section 9.3 or (ii) as is required to be disclosed by the Receiving Party or its Affiliates pursuant to a judicial or governmental order, provided that the Receiving Party gives the Disclosing Party sufficient notice to permit Disclosing Party to seek a protective order or other opportunity to limit disclosure. The foregoing obligations will survive the termination or cancellation or rescission of this Agreement and the same shall not relieve the Parties of their obligations regarding confidentiality.

9.4 Regulatory Filings and Other Disclosures. Either Party may disclose the terms of this Agreement (a) to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission, the New York Stock Exchange and NASDAQ, the Ontario Securities Commission, other Securities Commissions or Government Agencies and TSX Venture Exchange, as applicable, and (b) in connection with a prospective acquisition, merger or financing for such Party, to prospective partners or sublicensees, to acquirers or merger candidates or to existing or potential investors, provided that prior to such disclosure each such candidate or investor shall be agree in writing to be bound by obligations of confidentiality and non-use no less restrictive in scope than those set forth in this Section 9. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to (a) above, the

Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with clause (a) above, such Party agrees, at its own expense, to seek such confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party (provided such redaction is consistent with applicable law).

10.	PROSECUTION AND ENFORCEMENT OF PATENT RIGHTS

10.1 Prosecution of Licensed Patents. The Licensed Patents in existence as of the Effective Date are listed in Exhibit A hereto. The Parties shall update such Exhibit as appropriate (and at least once per calendar year) to add to Exhibit A each Licensed Patent filed after the Effective Date by S3D or its Affiliates (or by Overland on S3D’s behalf) which would constitute a Licensed Patent hereunder. Except as otherwise provided in this Section 10.1, as between the Parties, S3D shall have the sole right and authority to prepare, file, prosecute and maintain the Licensed Patents on a worldwide basis. Such Licensed Patents shall be filed in the name of S3D, and all rights thereto shall be in and remain in the name of S3D. S3D shall bear all costs of preparation, filing, prosecution and maintenance of the Licensed Patents (except for those patents or patent applications, as provided below, which S3D has elected not to file, prosecute or maintain, and instead Overland has filed and is prosecuting and maintaining). As used herein, “prosecution” of such Licensed Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant or post-grant proceedings. If S3D determines in its sole discretion to abandon or not maintain any Licensed Patent(s) that is being prosecuted or maintained by S3D, or to not file for rights in any particular country with respect to any Licensed Patent(s), then S3D shall provide Overland with written notice of such determination within a period of time reasonably necessary to allow Overland to determine its interest in such Licensed Patent(s) (including foreign filings). In the event Overland provides written notice expressing its interest in filing, prosecuting or maintaining such Licensed Patent(s), S3D shall transfer to Overland the responsibility of filing, prosecuting and/or maintaining the applicable Licensed Patent(s), but S3D shall retain title to such Licensed Patent(s). S3D shall, and shall cause their Affiliates to, provide Overland all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 10.1, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution. Overland shall thereafter bear all costs of preparation, filing, prosecution and maintenance of such Licensed Patent(s). All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Licensed Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of Section 9.

10.2 Enforcement of Licensed Patents and Licensed Products.

(a) Notice. If either Overland or S3D becomes aware of any infringement, anywhere in the world, of any issued patent within the Licensed Patents, such Party will notify the other Party in writing to that effect. Any such notice shall include any available evidence to support an allegation of infringement by such third party.

(b) Enforcement of Licensed Patents. S3D shall have the sole and exclusive right, but not the obligation, at its own expense, to take action to obtain a discontinuance of infringement or bring suit against a third party infringer of any Licensed Patents. If requested by S3D, Overland may join S3D as a party plaintiff to any such suit, provided that Overland shall bear all of Overland’s expenses of such suit. Overland shall not have the authority to and shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of S3D (not to be unreasonably withheld, delayed or conditioned). Overland shall provide to S3D reasonable assistance in any enforcement action or suit under this Section, including confirming whether or not the third party infringer is an Overland Customer and joining such action as a party plaintiff if required by applicable law to pursue such action. S3D shall bear all the expenses of any such suit brought by S3D claiming infringement of any Licensed Patents, including any expenses incurred by Overland for providing assistance to S3D. Overland shall not incur any liability to S3D as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any Licensed Patent invalid or unenforceable. Any recovery obtained by S3D as a result of any such proceeding against a third party infringer shall be retained by S3D.

(c) Enforcement in the Overland Field. Solely during the Exclusivity Period, Overland shall have the right, but not the obligation, at its own expense, to insist that S3D take action to obtain a discontinuance of infringement or bring suit against a third party infringer of any License Products in the Overland Field. Overland may join S3D as a party plaintiff to any such suit, provided that Overland shall bear all the expenses of such suit, including those reasonable expenses incurred by S3D as a participant (other than its own independent counsel). Overland shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of S3D (not to be unreasonably withheld, delayed or conditioned). S3D and Overland shall provide each other reasonable assistance in any enforcement action or suit under this Section, including joining such action as a party plaintiff if required by applicable law to pursue such action. Overland shall bear all the expenses of any such suit brought under this Section 10.2 (c) including any expenses incurred by S3D for providing assistance to Overland. Overland shall not incur any liability to S3D as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any Licensed Products invalid or unenforceable. Any recovery obtained by Overland as a result of any such proceeding against a third party infringer shall be retained by Overland.

11.	REPRESENTATION AND WARRANTIES

11.1 By Both Parties. S3D and Overland (each a “Representing Party”) each hereby represents and warrants to each other, as of the Effective Date, as set forth below:

(a) It has the power, authority and legal right, and is free, to enter into this Agreement and, in so doing, will not violate any other agreement to which it is a party as of the Effective Date.

(b) This Agreement has been duly executed and delivered on behalf of such Representing Party and constitutes a legal, valid and binding obligation of such Representing Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(c) It has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

(d) The execution and delivery of this Agreement and the performance of such Representing Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Representing Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any applicable law or any contractual obligation or court or administrative order by which such Representing Party is bound.

(e) The entering into and the performance of this Agreement by Representing Party does not and will not violate, conflict with, or result in a default under any other contract or agreement to which a Representing Party is a party, or by which it is bound.

11.2 By S3D. S3D hereby further represents and warrants:

(a) S3D exclusively owns all rights in the Licensed Technology, or has sufficient rights to grant the licenses and privileges contemplated herein, free and clear of any liens or encumbrances or any third party rights (other than license rights provided to end users, distributors or suppliers in the ordinary course of business).

(b) All of its employees, officers, contractors and consultants that have been involved with the development of the Licensed Technology have executed agreements, in form satisfactory to S3D, requiring assignment to S3D of all inventions made during the course of and as a result of their association with S3D and obligating each such employee, officer, contractor and consultant to maintain as confidential the Confidential Information of S3D.

(c) The Licensed Technology, as delivered by S3D to Overland, constitutes all of the technology and information reasonably necessary for Overland to exercise its rights and perform its obligations under this Agreement.

(d) S3D has the full right and authority to enter into this Agreement and to grant to Overland the licenses set forth herein. Without limiting the foregoing, in the event that any Affiliate of S3D (including Sphere 3D Inc.) owns any right, title or interest in or to any Licensed Technology, S3D has obtained any and all rights or licenses from such Affiliate as necessary to grant to Overland the licenses set forth herein.

(e) As of the date of this Agreement, S3D represents that it has not received any notice or claim from a third party alleging that any of the S3D Licensed Technology infringes or misappropriates any Intellectual Property Rights of any third party.

(f) The Licensed Technology is free of (i) any disabling codes or instructions, such as license keys, intentionally included by S3D in the Licensed Technology, and (ii) any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, software, databases or embedded control systems or that may result in material damage thereto.

(g) While the Licensed Technology utilizes certain Public Software, in no way was such Public Software (i) incorporated or distributed, in whole or in part, in conjunction with any of the Licensed Technology; or (ii) used in the development of any part of the Licensed Technology, in a manner that may subject the Licensed Technology, or any other software used in connection therewith, in whole or in part, to all or part of any license obligations of any Public Software. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

(h) During the Term, S3D warrants that it shall take no action or fail to take any action which materially impairs or encumbers Overland’s rights to the Licensed Technology under the terms of this Agreement. By way of example, S3D agrees that it shall not release, or allow a third party to release, any software that is part of the Licensed Technology to the public in source code form.

12.	WARRANTY DISCLAIMER

EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13.	LIMITATION OF LIABILITY

13.1 EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR

CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

13.2 LIMITATION OF TOTAL LIABILITY. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS FOR INTELLECTUAL PROPERTY RIGHT INFRINGEMENT UNDER THIS AGREEMENT OR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY’S TOTAL LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNTS PAID BY OVERLAND TO S3D UNDER THIS AGREEMENT FOR THE 12-MONTH PERIOD PRECEDING THE EVENT WHICH GIVES RISE TO THE LIABILITY. S3D AND OVERLAND ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION HEREIN.

14.	INDEMNIFICATION

14.1 S3D’s Right to Indemnification. Overland shall indemnify, defend and hold harmless each of S3D and its Affiliates and their respective successors, assigns, directors, officers, employees and agents, from and against any and all liabilities, damages, losses, settlements, penalties, fines, costs and expenses, including without limitation reasonable attorneys’ fees and litigation costs (any of the foregoing to be referred to herein as “Damages”) of whatever kind or nature (but not including taxes) arising from any third party demand, investigation, claim, action or suit to the extent based on (i) any act, whether of omission or commission, by Overland (or its Affiliates, Permitted Sublicensees or any of their respective directors, officers, agents, employees or contractors) with respect to its failure to properly discharge or perform its areas of responsibility under this Agreement, except in each case for those types of Damages for which S3D has an obligation to indemnify Overland and its Affiliates pursuant to Section 14.2; (ii) the gross negligence or willful or intentional misconduct of Overland, its Affiliates or any of its Permitted Sublicensees or their respective directors, officers, agents, employees or contractors under this Agreement; (iii) a material breach by Overland of any term of this Agreement; (iv) a material breach by Overland of any obligation, representation, warranty or covenant hereunder; or (v) a violation of applicable law in the performance of its duties under this Agreement by Overland, its Affiliates or any of its Permitted Sublicensees or their respective directors, officers, agents, employees or contractors; in each case except to the extent caused by (a) the gross negligence or willful intentional misconduct of S3D, its Affiliates, or Permitted Sublicensees, or any of their respective directors, officers, agents, contractors or employees under this Agreement; (b) material breach by S3D of any term of this Agreement; (c) the material breach by S3D of any obligation, representation, covenant or warranty hereunder; or (d) any violation of applicable law in the performance of its duties under this Agreement by S3D, its Affiliates, or any of their respective directors, officers, agents, contractors or employees.

14.2 Overland’s Right to Indemnification. Subject to Section 14.3 hereof in the case of a claim that for intellectual property infringement against the Licensed Technology, S3D shall indemnify, defend and hold harmless each of Overland and its Affiliates and their respective successors, assigns, directors, officers, employees and agents, from and against any and all Damages of whatever kind or nature (but not including taxes) arising from any third party demand, investigation, claim, action or suit to the extent based on (i) any act, whether of omission or commission, by S3D (or its Affiliates or any of their respective directors, officers, agents, employees or contractors) with respect to its failure to properly discharge or perform its areas of responsibility under this Agreement, except in each case for those types of Damages for which Overland has an obligation to indemnify S3D and its Affiliates pursuant to Section 14.1; (ii) the gross negligence or willful or intentional misconduct of S3D or its Affiliates or any of their respective directors, officers, agents, employees or contractors under this Agreement; (iii) a material breach by S3D of any term of this Agreement; or (iv) a material breach by S3D of any obligation, representation, warranty or covenant hereunder; or (v) a violation of applicable law in the performance of its duties under this Agreement by S3D or its Affiliates or their respective directors, officers, agents, employees or contractors; in each case except to the extent caused by (a) the gross negligence or willful intentional misconduct of Overland, its Affiliates, or Permitted Sublicensees, or any of their respective directors, officers, agents, contractors or employees under this Agreement; (b) material breach by Overland of any term of this Agreement; (c) the material breach by Overland of any obligation, representation, covenant or warranty hereunder; or (d) any violation of applicable law in the performance of its duties under this Agreement by Overland, its Affiliates, or Permitted Sublicensees, or any of their respective directors, officers, agents, contractors or employees.

14.3 Intellectual Property Infringement against Licensed Technology. If an action is brought against Overland claiming that any Licensed Technology, when used as permitted under this Agreement, infringes a registered copyright or trademark or misappropriates a trade secret, S3D shall defend Overland at S3D’s expense and pay all damages and costs (including reasonable attorneys’ fees) incurred by Overland associated with the infringement or misappropriation action for the allegedly infringing Licensed Technology, but only if (i) Overland notifies S3D promptly upon learning that the claim might be or has been asserted, (ii) S3D has sole control over the defense of the claim and any negotiation for its settlement or compromise and (iii) Overland fully cooperates with S3D in the defense or settlement of the claim.

If such a claim may be or has been asserted, Overland shall permit S3D, at S3D’s option and expense, to (i) procure the right to continue using the Licensed Technology, or (ii) replace or modify the Licensed Technology to eliminate the infringement or misappropriation while providing functionally equivalent performance.

Notwithstanding the foregoing, S3D shall have no obligation or liability under this Section 14.3 if the claim results from:

(a) a modification of such Licensed Technology not performed by S3D or its specifically authorized representative,

(b) Overland’s or end-user customer’s failure to promptly install an updated maintenance release or version of the Licensed Technology that would have eliminated the actual or alleged infringement or misappropriation,

(c) the combination, use or operation of the Licensed Technology with third party products not provided by S3D, or

(d) any modifications of Licensed Technology performed by Overland for non-standard features or functionality in connection with professional services or otherwise at Overland’s or its client’s request.

THIS SECTION 14.3 SETS FORTH S3D’S SOLE LIABILITY AND OVERLAND’S SOLE REMEDY WITH RESPECT TO ANY PRODUCT INFRINGEMENT CLAIM.

14.4 Process for Indemnification. A Party’s obligation to defend, indemnify and hold harmless the other Party under this Section 14 shall be conditioned upon the following:

(a) A Party seeking indemnification under this Section 14 (the “Indemnified Party”) shall give prompt written notice of the claim to the other Party (the “Indemnifying Party”).

(b) Each Party shall furnish promptly to the other, copies of all papers and official documents received in respect of any Damages. The Indemnified Party shall cooperate as requested by the Indemnifying Party in the defense against any Damages.

(c) With respect to any Damages relating solely to the payment of money damages and which will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party under this Section 14, the Indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.

(d) With respect to Damages relating to all other matters, the Indemnifying Party shall have the sole right to control the defense of such matter, provided that the Indemnifying Party shall obtain the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Damages if as a result thereof (i) the Indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the Indemnifying Party or (ii) the business of the Indemnified Party would be adversely affected.

(e) The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by the Indemnified Party which is reached without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that if such consent is withheld without a commercially valid basis, the Indemnifying Party will be responsible for the amount of damages or increased costs and expenses attributable to such failure to give consent.

15.	PROVISION FOR INSOLVENCY

15.1 Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement are licenses of rights to “intellectual property” as defined in Section 365(n) of Title 11 of the United States Code (“Title 11”). S3D agrees that Overland, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11 or the equivalent rights, if any, provided in the laws of any relevant non-U.S. jurisdiction. S3D agrees during the Term, to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against S3D under Title 11, S3D (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) unless such proceeding is terminated or withdrawn within thirty (30) days shall, as Overland may elect in a written request, immediately upon such request:

(a) perform all of the obligations provided in this Agreement to be performed by S3D including, where applicable and without limitation, providing to Overland portions of such intellectual property (including embodiments thereof) held by S3D and such successors and assigns or otherwise available to them; or

(b) provide to Overland all such intellectual property (including all embodiments thereof) held by S3D and such successors and assigns or otherwise available to them; and

(c) not interfere with the rights of Overland under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of Title 11.

15.2 Rights to Intellectual Property. If (a) a Title 11 case is commenced by or against S3D, (b) this Agreement is rejected as provided in Title 11, and (iii) Overland elects to retain its rights under this Agreement as provided in Title 11, then S3D (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall provide to Overland all such intellectual property (including all embodiments thereof) held by S3D and such successors and assigns, or otherwise available to them, immediately upon Overland’s written request. Whenever S3D or any of its successors or assigns provides to Overland any of the intellectual property licensed under this Agreement (or any embodiment thereof) pursuant to this Section 15.2, Overland shall have the right to perform the obligations of S3D under this Agreement with respect to such intellectual property, but neither such provision nor such performance by Overland shall release S3D from any such obligation or liability for failing to perform it.

15.3 Additional Rights. All rights, powers and remedies of Overland provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against S3D. Overland, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law, including for purposes of Title 11:

(a) the right of access to any intellectual property (including all embodiments thereof) of S3D, or any third party with whom S3D contracts to perform an obligation of S3D under this Agreement, and, in the case of the third party, which is necessary for the research, development, manufacture and commercialization of Licensed Products; and

(b) the right to contract directly with any third party to complete the contracted work.

15.4 Technology Escrow. S3D shall deposit and update a copy of the software and source code contained in the Licensed Technology and supporting documentation (“Escrow Materials”) in an escrow account for the benefit of Overland in accordance with the terms of this Section 15.4. Within a reasonable period after the Effective Date, not to exceed thirty (30) days after the Effective Date, the Parties shall execute an agreement (a “Technology Escrow Agreement”) with an escrow agent (“Escrow Agent”) for the deposit of the Escrow Materials in a technology escrow account. During the Term, S3D shall keep the escrow current by updating the Escrow Materials within sixty (60) days of the end of each calendar quarter so that such materials include any updates or upgrades to the Escrow Materials made available to Overland during the immediately preceding calendar quarter. S3D shall not have any obligation to update the Escrow Materials in the absence of any upgrades or updates to the Escrow Materials. The Technology Escrow Agreement shall specifically identify Overland as a designated beneficiary of the escrow account. All costs associated with or related to the creation and maintenance of the escrow account, including all fees due to the Escrow Agent, will be the responsibility of Overland. The Escrow Materials deposited with the Escrow Agent may only be released from escrow to Overland during the Term upon written request by Overland to the Escrow Agent in the event S3D: (a) becomes insolvent, (b) files a petition in bankruptcy or has such a petition filed against it under the United States Bankruptcy Code or foreign equivalent (and fails to lift any stay imposed thereby within sixty (60) days after such stay becomes effective), (c) has a receiver appointed with respect to all or substantially all of its assets, (d) makes an assignment for the benefit of creditors, (e) ceases to do business in the ordinary course, or (f) ceases or is unable, in any material manner, to maintain, support or further develop the Licensed Technology for a period of longer than sixty (60) days (collectively, “Release Conditions”). However, the occurrence of the above-described events shall not apply if, within thirty (30) days thereafter, S3D (including its receiver or trustee in bankruptcy) provides reasonable assurances of S3D’s continuing ability and willingness to fulfill all of its applicable material obligations under this Agreement. If any Release Condition occurs, the Escrow Materials released to Overland shall be used internally by Overland or its contractors solely to exercise Overland’s rights and perform Overland’s obligations under this Agreement, subject to the terms and conditions of this Agreement; provided that it is understood that such release will not transfer any Intellectual Property Rights to Overland except that Overland may modify and amend the Escrow Materials as needed by Overland to support and maintain the Licensed Technology and otherwise conduct its business as it relates to the Licensed Technology. Overland shall be obligated to maintain the confidentiality of the released Escrow Materials under the terms of Section 9. A Release Condition shall not release Overland from its obligations to pay any fees payable to S3D under this Agreement.

16.	MISCELLANEOUS

16.1 Independent Contractors. The Parties are and at all times will be and remain independent contractors as to each other, and at no time will either party be deemed to be the agent or employee of the other. No joint venture, partnership, agency, or other relationship will be created or implied as a result of this Agreement or otherwise.

16.2 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to its conflict of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. The Parties agree to exclusive jurisdiction in any competent court of Santa Clara County, California, and all claims or proceedings brought by a Party relating to this Agreement will brought only in the federal or state courts of such jurisdiction.

16.3 Attorneys’ Fees. In addition to any other relief awarded, the prevailing Party in any action arising out of this Agreement shall be entitled to its reasonable attorneys’ fees and costs.

16.4 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth below (or to such other address as such Party shall have specified in a written notice given to the other Party):

To Overland:	Overland Storage, Inc.
125 South Market St.
San Jose, CA 95113
Attention: Eric Kelly, President and CEO
Email:	ekelly@overlandstorage.com
Facsimile:	(858) 495-4267

To S3D:	Sphere 3D Corporation
240 Matheson Blvd. East
Mississauga, Ontario L4Z 1X1
Attention: Peter Tassiopoulos, CEO peter.tassiopoulos@sphere3D.com
Facsimile:	(905) 282-9966

16.5 Headings. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement.

16.6 Compliance with Laws. Each Party will comply with all applicable federal, provincial, state, and local laws, rules, and regulations in performance of its obligations hereunder. Without limiting the foregoing, each Party will be responsible for complying with all applicable export control laws, rules and regulations, including those imposed by the U.S. government relating to the export from the U.S. of technical information or technical data or products.

16.7 Assignment. Neither Party may assign this Agreement, or any rights under this Agreement (whether expressly, by implication or by operation of law), or delegate its performance under this Agreement, to any third party without obtaining the other Party’s prior written consent. Any purported transfer, assignment, or delegation without the appropriate prior written consent will be null and void when attempted and of no force or effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of the successors and permitted assigns of the Parties.

16.8 Force Majeure. Except for the obligation to pay any amounts when due, neither Party will be liable for any failure to perform due to acts of God or other events beyond the Parties’ reasonable control, including, but not limited to, fires, power failures, earthquakes, civil or public disturbances, any laws, rules, regulations or acts of any governmental body or authority. If any such circumstances occur, the affected Party’s time for delivery or other performance will be extended for a period equal to the duration of the delay caused thereby, and any reasonable extensions where necessary.

16.9 Third Party Beneficiaries. Nothing herein express or implied is intended to or shall be construed to confer upon or give any person or entity, other than the Parties hereto, and their respective successors, executors, beneficiaries, permitted assigns and affiliates, any rights or remedies under or by reason of this Agreement.

16.10 Severability. In the event that any provision of this Agreement is determined to be invalid, unlawful, void or unenforceable to any extent, such provision or any portion thereof will be interpreted to best reflect the Parties’ intent, and the remainder of this Agreement will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

16.11 Entire Agreement. This Agreement, including its attached exhibits, sets forth the entire understanding of the Parties and supersedes all prior agreements and understandings, oral or written, between the Parties relating to the subject matter hereof.

16.12 Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by both Parties.

16.13 Interpretation. Overland and S3D acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

16.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

16.15 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

16.16 Further Assurances; Additional Acts. Each Party agrees to cooperate fully with the other Parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other Party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

16.17 Performance by Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall otherwise cause its Affiliates to comply with the provisions of this Agreement. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

16.18 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned represent and warrant that they possess the requisite power and authority to bind the Parties to this Agreement and to enter into and carry out the provisions of this Agreement, and have executed this Agreement to be effective as of the Effective Date above.

OVERLAND STORAGE, INC.	SPHERE 3D CORPORATION
“Eric Kelly” Authorized Signature Eric Kelly Printed/Typed Name President & CEO Title July 12, 2013 Date	“Peter Tassiopoulos” Authorized Signature Peter Tassiopoulos Printed/Typed Name CEO Title July 12, 2013 Date

EXHIBIT A

LICENSED PATENTS

Patent Applications in Canada Application Number	Title
2,764,283	Mobile Device Control Application for Improved Security and Diagnostics

2,764,354	Host-Emulator Bridge System and Method

2,764,362	RDP Session Monitor/Control System and Application

Patent Applications in the United States

Application Number	Title
13/741,884	Systems and Methods of Optimizing Resources for Emulation

13/742,585	Systems and Methods of Managing Access to Remote Resources

13/742,632	Systems and Methods for Managing Emulation Sessions

61/806,048	Systems and Methods for Providing an Emulator

61/806,054	Systems and Methods for Managing Emulation Resources

61/806,059	Systems and Methods for Accessing Remote Resources for Emulation

EXHIBIT B

LICENSED TECHNOLOGY

•	Glassware 2.0TM foundational thin client technology (including the technology in S3D’s Virtual Desktop Infrastructure (VDI) solutions)

EXHIBIT C

ROYALTIES AND PAYMENTS

1. Royalty. Overland will pay to S3D a royalty based on a particular percentage of Overland’s Gross Margin (determined in accordance with U.S. GAAP) for any sale, license or other disposition of the Licensed Products, as follows:

(1)	for cloud offerings (i.e., applications and services provided on or through the Internet cloud), S3D will receive a royalty equal to [****] of the Gross Margin on the Licensed Products contained in the cloud offering; and

(2)	for on premise offerings (i.e., an integrated hardware and software applications (appliance) and services provided at the customer location), S3D will receive a royalty equal to [****] of the Gross Margin on the Licensed Products contained in the on premise offering.

For clarity, Overland will not have any royalty payment obligations hereunder for any Licensed Products sold, licensed or distributed to S3D, or any of its Affiliates, directly (if any).

Where, in a particular instance, a Licensed Product is not sold, licensed or otherwise disposed of separately, but is sold, licensed or otherwise disposed of as part of a product or system containing other items or components (“Combination Product”) and the Licensed Product is not invoiced separately, the royalty shall be calculated by determining the percentage value of the Licensed Product contained in the Combination Product as set forth below. If for other sales or licenses, the Licensed Product is sold or licensed separately, the percentage value of the Licensed Product will be determined by using Overland’s standard selling or licensing price for the Licensed Product. In the event that no such separate sales or licenses are made for the Licensed Product, the percentage value will be determined by comparing the gross selling or licensing price of the Combination Product against the gross selling or licensing price of the product or system without the Licensed Product.

Overland agrees that it will not sell, license or otherwise dispose of the Licensed Products as a loss leader. As used herein, “loss leader” refers to the sale, license or other disposition of the Licensed Product at less than cost in order to induce, promote or encourage the purchase of other products or solutions.

2. Payments. Royalties under this Agreement will be paid by Overland on a calendar quarterly basis (each a “Payment Period”). Upon payment of the Royalty, Overland will also deliver a report to S3D, which report will contain sufficiently detailed information on all Licensed Products shipped and invoiced to Overland Customers and the calculation of Gross Margin. Overland will remit payment net forty-five (45) days from the end the Payment Period.